UNITED STATES
          SECURITIES AND EXCHANGE COMMISSION
                Washington, D.C.  20549

                        FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
UNDER SECTION 12(g) OF THE SECURITIES ACT OF 1934 OR
SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13
AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.
                   Commission File Number        0-2453

                     Security Capital Corporation
(Exact name of registrant as specified in its charter)


      184 West Wisconsin Avenue, Milwaukee, WI  53203
                    (414) 273-8090
  (Address, including zip code, and telephone number,
                including area code, of
       registrant's principal executive offices)


                      Common Stock, $1 par value
 (Titles of all other classes of securities covered by
                      this Form)


                                     None
(Titles of all other classes of securities for which a
          duty to file reports under section
                13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the
appropriate rule provision(s) relied upon to terminate
or suspend duty to file reports:
    Rule 12g-4(a)(1)(i)         Rule 12h3(b)(1)(i)
    Rule 12g-4(a)(1)(ii)        Rule 12h3(b)(1)(ii)
    Rule 12g-4(a)(2)(1)         Rule 12h3(b)(2)(i)
    Rule 12g-4(a)(2)(ii)        Rule 15d - 6

     Approximate number of holders of record as of the
certification of notice date:        [1]

     Pursuant to the requirements of the Securities
Exchange Act of 1934, Investors Bank Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person:

Date:     October 1, 1997           By: /s/ M.A. Hatfiled
                                    --------------------------
                                    M.A. Hatfield
                                    Senior Vice President and
                                    Secretary Marshall & Ilsley
                                    Corporation


Instruction:  This form is required by Rules 12g-4, 12h-
3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.